HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898

HNI CORPORATION REPORTS EARNINGS
FOR SECOND QUARTER FISCAL YEAR 2020

MUSCATINE, Iowa (July 22, 2020) – HNI Corporation (NYSE: HNI) today announced sales for the second quarter ended June 27, 2020 of $417.5 million and net income of $12.6 million. GAAP net income per diluted share was $0.29, compared to $0.36 in the prior year. Non-GAAP net income per diluted share was $0.20, compared to $0.38 in the prior year. GAAP to non-GAAP reconciliations follow the financial statements in this release.

Second Quarter Highlights
•The Corporation delivered solid profits and increased second quarter operating cash flows by $20 million or 49 percent versus the prior year despite pandemic related top-line pressures.
•Residential Building Products segment operating profit increased, and segment operating margin expanded on a year-over-year basis in the second quarter 2020.
•Workplace Furnishings segment generated second quarter 2020 operating profit of nearly $8 million, despite a 25 percent year-over-year contraction on the top line.
•Quarter-ending debt levels were $183 million, equal to a gross leverage ratio of approximately 0.8x. Liquidity, as measured by cash and borrowing availability, at the end of the second quarter was $392 million.

“Our members did a great job of managing through challenging second quarter conditions. We aggressively managed costs and drove productivity—offsetting much of the impact from lower volumes. Our teams stayed focused on our customers—generating and seizing market opportunities. The strength of our strategy, including our diverse revenue streams, price point breadth, channel reach, and lean operating model, along with the dedication of our members, helped demonstrate again what makes HNI unique,” stated Jeff Lorenger, Chairman, President, and Chief Executive Officer.

Salary adjustments
Compensation for HNI members and Board of Directors are being restored to levels existing prior to the reductions announced on April 22, 2020.

“Our members responded in an outstanding manner to this environment, and I am pleased we are able to take this action 60-90 days earlier than we originally anticipated,” continued Mr. Lorenger.

Debt Level Update
As of June 27, 2020, the Corporation’s net debt totaled $157 million (as defined as gross debt of $183 million less cash and cash equivalents of $26 million). At the end of the quarter, the Corporation had $366 million of borrowing capacity under its existing $450 million credit facility. On a gross leverage basis, the quarter-ending level of 0.8x remains well below the Corporation’s debt covenant of 3.5x.

“We generated strong free cash flow in the quarter and further enhanced our already strong balance sheet. We have the financial strength and cost structure to successfully weather this crisis for a prolonged period,” said Mr. Lorenger.

HNI Corporation – Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	June 27, 2020	June 29, 2019	Change
GAAP
Net Sales	$417.5	$526.0	(20.6%)
Gross Profit %	36.1%	36.6%	-50 bps
SG&A %	32.6%	32.0%	60 bps
Restructuring Charges %	—%	0.2%
Operating Income	$14.8	$23.2	(36.2%)
Operating Income %	3.6%	4.4%	-80 bps
Effective Tax Rate	2.7%	23.9%
Net Income %	3.0%	3.0%	— bps
EPS – diluted	$0.29	$0.36	(19.4%)

Non-GAAP
Gross Profit %	36.1%	36.6%	-50 bps
Operating Income	$14.8	$24.2	(38.6%)
Operating Income %	3.6%	4.6%	-100 bps
EPS – diluted	$0.20	$0.38	(47.4%)

Second Quarter Summary Comments
•Consolidated net sales decreased 20.6 percent from the prior-year quarter to $417.5 million. On an organic basis, sales decreased 21.2 percent. The impact of acquiring residential building products distributors increased sales $2.9 million compared to the prior-year quarter. A reconciliation of organic sales, a non-GAAP measure, follows the financial statements in this release.
•Gross profit margin decreased 50 basis points compared to the prior-year quarter. This decrease was primarily driven by lower volume, partially offset by price realization and net productivity.
•Selling and administrative expenses as a percent of sales increased 60 basis points compared to prior-year quarter due to lower volume, partially offset by lower core SG&A spend and net productivity.
•Non-GAAP net income per diluted share was $0.20 compared to $0.38 in the prior-year quarter.  The $0.18 decrease was primarily due to lower volume, partially offset by lower core SG&A spend, net productivity, and price realization.
•Non-GAAP EPS in the current quarter includes an effective tax rate of 32.5 percent, compared to a GAAP tax rate of 2.7 percent. The higher non-GAAP tax rate is related to timing of the tax impact from one-time charges recorded in first quarter 2020.

Workplace Furnishings – Financial Performance
(Dollars in millions)
	Three Months Ended
	June 27, 2020	June 29, 2019	Change
GAAP
Net Sales	$308.1	$409.5	(24.8%)
Operating Income	$7.8	$18.7	(58.5%)
Operating Income %	2.5%	4.6%	-210 bps

Non-GAAP
Operating Profit	$7.8	$19.7	(60.4%)
Operating Profit %	2.5%	4.8%	-230 bps

•Workplace Furnishings net sales decreased 24.8 percent from the prior-year quarter to $308.1 million.
•Workplace Furnishings GAAP operating profit margin decreased 210 basis points versus the prior-year quarter. On a non-GAAP basis, segment operating margin decreased 230 basis points year-over-year driven by lower volume, partially offset by net productivity, lower core SG&A spend, and price realization.

Residential Building Products – Financial Performance
(Dollars in millions)
	Three Months Ended
	June 27, 2020	June 29, 2019	Change
GAAP
Net Sales	$109.4	$116.5	(6.1%)
Operating Profit	$14.4	$13.4	7.5%
Operating Profit %	13.1%	11.5%	160 bps

Non-GAAP
Operating Profit	$14.4	$13.4	7.5%
Operating Profit %	13.1%	11.5%	160 bps

•Residential Building Products net sales decreased 6.1 percent from the prior-year quarter to $109.4 million. On an organic basis, sales decreased 8.6 percent. The impact of acquiring building products distributors increased sales $2.9 million compared to the prior-year quarter.
•Residential Building Products operating profit margin expanded 160 basis points, driven by price realization, lower variable compensation, lower core SG&A spend, and net productivity, partially offset by lower volume and unfavorable mix.

Concluding Remarks
“The HNI culture remains the foundation for our success. Together, our members, dealers, suppliers, and communities will continue to overcome the challenges presented by this crisis.

Pandemic-related uncertainty continues to limit visibility and our ability to provide guidance. However, we are seeing a seasonal uptick in sales and do expect third quarter sales and profit to track ahead of second quarter 2020 levels. We have demonstrated we can adapt our cost structure quickly, and our balance sheet is strong. More importantly, we have developed new and better ways to operate our businesses that will serve us well in the future,” Mr. Lorenger concluded.

Conference Call
HNI Corporation will host a conference call on Thursday, July 23, 2020 at 10:00 a.m. (Central) to discuss second quarter fiscal year 2020 results. To participate, call 1-877-512-9166 – conference ID number 6232199. A live webcast of the call will be available on HNI Corporation’s website at http://www.hnicorp.com (under Investors – News Releases & Events). A replay of the webcast will also be made available at that website address. An audio replay of the call will be available until Thursday, July 30, 2020, 10:59 p.m. (Central) by dialing 1-855-859-2056 or 1-404-537-3406 – Conference ID number 6232199.

About HNI Corporation
HNI Corporation (NYSE: HNI) is a manufacturer of workplace furnishings and building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation's leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation's website at www.hnicorp.com.

Forward-Looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives, financial performance, expectations for sales growth, and earnings per diluted share (GAAP and non-GAAP), including statements regarding the expected effects on our business, financial condition and results of operations from the COVID-19 pandemic. Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident”, or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation's actual future results and performance to differ materially from expected results. These risks include but are not limited to: the duration and scope of the COVID-19 pandemic, and its effect on people and the economy; the levels of office furniture needs and housing starts; overall demand for the Corporation's products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation's customers; the Corporation's reliance on its network of independent dealers; change in trade policy; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation's new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation's financing activities; an inability to protect the Corporation's intellectual property; impacts of tax legislation; and force majeure events outside the Corporation’s control. A description of these risks and additional risks can be found in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements, except as required by applicable law.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Net sales	$417,456	$526,026	$886,161	$1,005,482
Cost of sales	266,551	333,437	559,238	643,279
Gross profit	150,905	192,589	326,923	362,203
Selling and administrative expenses	136,063	168,411	303,148	334,348
Impairment and restructuring charges	—	930	32,661	930
Operating income (loss)	14,842	23,248	(8,886)	26,925
Interest expense, net	1,943	2,480	3,754	4,591
Income (loss) before income taxes	12,899	20,768	(12,640)	22,334
Income taxes	345	4,957	(1,299)	5,503
Net income (loss)	12,554	15,811	(11,341)	16,831
Less: Net income (loss) attributable to non-controlling interest	(2)	1	(2)	(1)
Net income (loss) attributable to HNI Corporation	$12,556	$15,810	$(11,339)	$16,832

Average number of common shares outstanding – basic	42,640	43,218	42,634	43,376
Net income (loss) attributable to HNI Corporation per common share – basic	$0.29	$0.37	$(0.27)	$0.39
Average number of common shares outstanding – diluted	42,929	43,634	42,634	43,860
Net income (loss) attributable to HNI Corporation per common share – diluted	$0.29	$0.36	$(0.27)	$0.38

Foreign currency translation adjustments	$45	$(333)	$(555)	$630
Change in unrealized gains (losses) on marketable securities, net of tax	244	126	302	216
Change in pension and post-retirement liability, net of tax	—	—	—	(1,185)
Change in derivative financial instruments, net of tax	(283)	(1,327)	(2,499)	(1,636)
Other comprehensive income (loss), net of tax	6	(1,534)	(2,752)	(1,975)
Comprehensive income (loss)	12,560	14,277	(14,093)	14,856
Less: Comprehensive income (loss) attributable to non-controlling interest	(2)	1	(2)	(1)
Comprehensive income (loss) attributable to HNI Corporation	$12,562	$14,276	$(14,091)	$14,857

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 27, 2020	December 28, 2019
Assets
Current Assets:
Cash and cash equivalents	$26,204	$52,073
Short-term investments	2,310	1,096
Receivables	208,795	278,124
Allowance for doubtful accounts	(5,778)	(3,559)
Inventories	156,647	163,465
Prepaid expenses and other current assets	42,816	37,635
Total Current Assets	430,994	528,834
Property, Plant, and Equipment:
Land and land improvements	29,750	29,394
Buildings	294,238	295,517
Machinery and equipment	568,265	581,225
Construction in progress	22,630	20,881
	914,883	927,017
Less accumulated depreciation	546,036	545,510
Net Property, Plant, and Equipment	368,847	381,507
Right-of-use Finance Leases	2,282	2,129
Right-of-use Operating Leases	76,614	72,883
Goodwill and Other Intangible Assets	416,317	445,709
Other Assets	20,309	21,450
Total Assets	$1,315,363	$1,452,512
Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$334,719	$453,202
Current maturities of long-term debt	—	790
Current maturities of other long-term obligations	2,953	1,931
Current lease obligations - Finance	654	564
Current lease obligations - Operating	23,266	22,218
Total Current Liabilities	361,592	478,705
Long-Term Debt	183,481	174,439
Long-Term Lease Obligations - Finance	1,639	1,581
Long-Term Lease Obligations - Operating	60,761	58,233
Other Long-Term Liabilities	67,337	67,990
Deferred Income Taxes	87,484	87,196
Equity:
HNI Corporation shareholders' equity	552,747	584,044
Non-controlling interest	322	324
Total Equity	553,069	584,368
Total Liabilities and Equity	$1,315,363	$1,452,512

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 27, 2020	June 29, 2019
Net Cash Flows From (To) Operating Activities:
Net income (loss)	$(11,341)	$16,831
Non-cash items included in net income:
Depreciation and amortization	38,605	38,450
Other post-retirement and post-employment benefits	736	738
Stock-based compensation	5,659	4,072
Reduction in carrying amount of right-of-use assets	11,342	11,617
Deferred income taxes	1,092	1,360
Impairment of goodwill and intangible assets	32,661	—
Other – net	(284)	3,856
Net increase (decrease) in operating assets and liabilities, net of divestitures	(49,631)	(56,281)
Increase (decrease) in other liabilities	(1,019)	(7,876)
Net cash flows from (to) operating activities	27,820	12,767

Net Cash Flows From (To) Investing Activities:
Capital expenditures	(15,739)	(34,659)
Proceeds from sale of property, plant, and equipment	69	159
Acquisition spending, net of cash acquired	(10,857)	—
Capitalized software	(5,037)	(2,948)
Purchase of investments	(1,631)	(2,459)
Sales or maturities of investments	1,043	1,802
Other – net	—	2,025
Net cash flows from (to) investing activities	(32,152)	(36,080)

Net Cash Flows From (To) Financing Activities:
Payments of long-term debt	(73,828)	(40,272)
Proceeds from long-term debt	82,129	76,677
Dividends paid	(26,040)	(26,075)
Purchase of HNI Corporation common stock	(6,764)	(57,357)
Proceeds from sales of HNI Corporation common stock	1,294	18,906
Other – net	1,672	3,397
Net cash flows from (to) financing activities	(21,537)	(24,724)

Net increase (decrease) in cash and cash equivalents	(25,869)	(48,037)
Cash and cash equivalents at beginning of period	52,073	76,819
Cash and cash equivalents at end of period	$26,204	$28,782

HNI Corporation and Subsidiaries
Reportable Segment Data
(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Net Sales:
Workplace furnishings	$308,081	$409,512	$646,467	$763,023
Residential building products	109,375	116,514	239,694	242,459
Total	$417,456	$526,026	$886,161	$1,005,482

Income (Loss) Before Income Taxes:
Workplace furnishings	$7,785	$18,749	$(25,446)	$17,018
Residential building products	14,365	13,362	35,036	30,970
General corporate	(7,308)	(8,863)	(18,476)	(21,063)
Operating Income (Loss)	14,842	23,248	(8,886)	26,925
Interest expense, net	1,943	2,480	3,754	4,591
Total	$12,899	$20,768	$(12,640)	$22,334

Depreciation and Amortization Expense:
Workplace furnishings	$10,782	$11,247	$22,113	$22,307
Residential building products	2,318	2,174	4,624	4,230
General corporate	6,019	5,989	11,868	11,913
Total	$19,119	$19,410	$38,605	$38,450

Capital Expenditures (including capitalized software):
Workplace furnishings	$4,293	$12,347	$11,394	$22,666
Residential building products	206	2,577	3,179	7,575
General corporate	3,118	3,587	6,203	7,366
Total	$7,617	$18,511	$20,776	$37,607

			As of June 27, 2020	As of December 28, 2019
Identifiable Assets:
Workplace furnishings			$741,876	$874,913
Residential building products			383,642	364,653
General corporate			189,845	212,946
Total			$1,315,363	$1,452,512

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to HNI’s financial statements as prepared in accordance with GAAP are included below and throughout this earnings release. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, this earnings release uses the following non-GAAP financial measures: organic sales, gross profit, operating income (loss), operating profit (loss), income taxes, net income (loss), and net income (loss) per diluted share (i.e., EPS). These measures are adjusted from the comparable GAAP measures to exclude the impacts of the selected items as summarized in the table below. In the current period, the effective tax rate used to calculate non-GAAP EPS differs from the GAAP effective tax rate due to the timing of the tax impact of one-time charges recorded in first quarter 2020. Generally, non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period, as this rate is reflective of the tax applicable to most non-GAAP adjustments.

The sales adjustments to arrive at the non-GAAP organic sales information included in this earnings release excludes the impact of acquiring residential building products distributors. Restructuring charges incurred in the prior year period are primarily comprised of severance costs related to a structural realignment in the Workplace Furnishings segment.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	June 27, 2020			June 29, 2019
	Workplace Furnishings	Residential Building Products	Total	Workplace Furnishings	Residential Building Products	Total
Sales as reported (GAAP)	$308.1	$109.4	$417.5	$409.5	$116.5	$526.0
% change from PY	(24.8%)	(6.1%)	(20.6%)

Less: Acquisitions	—	2.9	2.9	—	—	—

Organic Sales (non-GAAP)	$308.1	$106.5	$414.6	$409.5	$116.5	$526.0
% change from PY	(24.8%)	(8.6%)	(21.2%)

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended June 27, 2020
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$150.9	$14.8	$0.3	$12.6	$0.29
% of net sales	36.1%	3.6%		3.0%
Tax %			2.7%

Income tax adjustment	—	—	3.8	(3.8)	(0.09)

Results (non-GAAP)	$150.9	$14.8	$4.2	$8.7	$0.20
% of net sales	36.1%	3.6%		2.1%
Tax %			32.5%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended June 29, 2019
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$192.6	$23.2	$5.0	$15.8	$0.36
% of net sales	36.6%	4.4%		3.0%
Tax %			23.9%

Restructuring charges	—	0.9	0.2	0.7	0.02

Results (non-GAAP)	$192.6	$24.2	$5.2	$16.5	$0.38
% of net sales	36.6%	4.6%		3.1%
Tax %			23.9%

Workplace Furnishings Reconciliation
(Dollars in millions)
	Three Months Ended
	June 27, 2020	June 29, 2019	Percent Change
Operating profit as reported (GAAP)	$7.8	$18.7	(58.5%)
% of net sales	2.5%	4.6%

Restructuring charges	—	0.9

Operating profit (non-GAAP)	$7.8	$19.7	(60.4%)
% of net sales	2.5%	4.8%